Exhibit 99.1

Transactions involving shares of Common Stock of the Issuer during the past 60 days

On November 15, 2016, as a change in the form of his beneficial ownership, John J. Fisher received 3,565,697 shares for no consideration from trusts for which he is trustee and beneficiary which he transferred for no consideration to another trust for which he is trustee and beneficiary. On December 12, 2016, John J. Fisher transferred by gift 380,000 shares to a charitable organization.  On December 16, 2016, John J. Fisher transferred by gift 4,528 shares, each of John J. Fisher and his spouse received a gift of 566 shares, and trusts for which John J. Fisher is a trustee received gifts of 5,094 shares.

On December 31, 2016, Fisher Core Holdings L.P., a partnership of which John J. Fisher was a general partner, distributed limited liability company interests of FCH TBML LLC representing interests in 27,000,000 shares of Common Stock held by FCH TBML LLC to partners of Fisher Core Holdings L.P., including to John J. Fisher and entities beneficially owned by John J. Fisher.